                                                                                                    NEWS RELEASE

                                                                                                    NASDAQ Symbol: "STRS"

Stratus Properties Inc.

    Financial and Media Contact:

98 San Jacinto Blvd. Suite 220

William H. Armstrong, III

Austin, Texas  78701

(512) 478-5788

STRATUS PROPERTIES INC.

REPORTS FIRST-QUARTER 2004 RESULTS

HIGHLIGHTS

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Acquired a residential project in Plano, Texas, for $7.0 million and entered into agreements with a national homebuilder for the development and sale of all 234 lots in the project.

*

Advanced City of Austin permitting for the 800-lot Meridian residential project and for a 160,000-square-foot grocery-store-anchored retail center at Circle C.

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Sold a residential estate lot at the Mirador subdivision for $0.4 million and the first courtyard home at Calera Court for $0.6 million.

*

Commenced development of the 47-lot Wimberly Lane II subdivision at Barton Creek.

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Extended the maturities of the two project loan credit facilities covering Stratus’ three office buildings to January 31, 2005, with options to extend the maturities for one additional year.

	First Quarter
	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$1,947	$2,696
Operating loss	(1,580)	(151)
Net loss	(1,805)	(340)

Diluted net loss per share of common stock	$(0.25)	$(0.05)
Diluted average shares outstanding	7,147	7,122

AUSTIN, TX, May 13, 2004 – Stratus Properties Inc. (NASDAQ:STRS) reported a net loss of $1.8 million, $0.25 per share, for the first quarter of 2004 compared to a net loss of $0.3 million, $0.05 per share, for the first quarter of 2003.

Revenues.  Stratus’ revenues for the first quarter of 2004 totaled $1.9 million, including sales of a residential estate lot at the Mirador subdivision within the Barton Creek Community in Austin for $0.4 million and the first courtyard home at Calera Court for $0.6 million, compared to revenues of $2.7 million for the first quarter of 2003.  First-quarter 2003 real estate revenues included the $0.7 million sale of six acres of undeveloped property in southwest Austin, Texas, and $0.6 million from sales of two residential estate lots, one at the Escala Drive subdivision and one at the Mirador subdivision.  For the first quarter of 2004, Stratus received rental income of $0.7 million from its two fully leased 7000 West office buildings in the Lantana project in southwest Austin, compared to $0.9 million for the first quarter of 2003. In addition, Stratus earned $0.1 million in rental income related to its 75,000-square-foot office building at 7500 Rialto Drive for the first quarter of 2004, as the occupancy rate increased from 33 percent in the first quarter of 2003 to 50 percent in the first quarter of 2004.  During the first quarter of 2004, Stratus executed leases that will bring its 7500 Rialto Drive office building to 94 percent occupancy in July 2004 when tenant improvements are completed.

Project Loan Amendments.  As previously reported, effective January 2004, Stratus amended its project loan facilities associated with the office complex at 7000 West and the office building at 7500 Rialto Drive.  Under the terms of the amendments, each project loan’s maturity was extended for an additional year, from the previous maturity date of January 31, 2004 to January 31, 2005.  In addition, the project loan facilities provide Stratus an option to extend the maturity of each facility by an additional one-year period.  Stratus has borrowed all amounts available under the 7000 West project loan facility and currently has $1.7 million of remaining availability under the 7500 Rialto Drive project loan facility.

Development Activities.  In January 2004, Stratus acquired approximately 68 acres of land in Plano, Texas, for $7.0 million.  The property (Deerfield) is zoned and subject to a preliminary subdivision plan for 234 residential lots.  In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder. Pursuant to the Option Agreement, Stratus was paid $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs.  The net purchase price for each of the 234 lots is $61,500.  The $1.4 million option payment is non-refundable, but would be applied against the purchase price.  The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007.  Stratus agreed to pay up to $5.2 million of the homebuilder’s development costs.  The homebuilder must pay all property taxes and maintenance costs.  In February 2004, Stratus entered into a $9.8 million three-year loan agreement with Comerica Bank to finance the acquisition and development of Deerfield.  Stratus currently has $5.7 million of remaining availability under this loan.

Within the Barton Creek Community during the first quarter of 2004, Stratus commenced development of the 47-residential-lot Wimberly Lane II subdivision and completed its construction of the first four of 17 planned condominium units at Calera Court, the initial phase of the “Calera Drive” subdivision.  The second phase of Calera Drive, consisting of 53 single-family lots, has received final plat and construction permit approval.  The last phase of Calera Drive, which will include approximately 70 single-family lots, has also been approved.  Funding for the construction of condominium units at Calera Court is provided by a $3.0 million project loan, which Stratus established with Comerica Bank in September 2003.  The project loan, which matures in November 2005, is secured by the condominium units at Calera Court.

Stratus also has commenced development activities at Circle C based on the entitlements set forth in its 2002 Circle C Settlement with the City of Austin.  The preliminary plan has been approved for Meridian, an 800-lot residential development at Circle C.  Stratus is processing a final plat and construction permit approvals for the first phase of Meridian.  In addition, several retail sites at Circle C have received final City of Austin approvals and are being developed.  Other retail sites, including a proposed 160,000-square-foot project anchored by a grocery store, are proceeding through the City of Austin approval process.  The Circle C Settlement permits development of one million square feet of commercial space, 900 multi-family units and 830 single-family residential lots.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding sales and development.  Important factors that might cause future results to differ from those projections include refinancing agreements, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues:
Real estate	$1,119	$1,788
Rental income	828	908
Total revenues	1,947	2,696
Cost of sales:
Real estate, net	1,113	897
Rental	689	571
Depreciation	345	317
Total cost of sales	2,147	1,785
General and administrative expenses	1,380	1,062
Total costs and expenses	3,527	2,847
Operating loss	(1,580)	(151)
Interest expense, net	(237)	(287)
Interest income	12	98
Net loss	$(1,805)	$(340)

Basic and diluted net loss per share of common stock	$(0.25)	$(0.05)

Basic and diluted average shares outstanding	7,147	7,122

STRATUS PROPERTIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2004		2003
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $0.2 million	$1,500		$3,413
Accounts receivable	121		768
Prepaid expenses	111		194
Note receivable from property sales	60		60
Total current assets	1,792		4,435
Real estate and facilities, net	122,567	[a]	113,732
Commercial leasing assets, net	22,073		22,160
Other assets	2,048		1,929
Note receivable from property sales	174		174
Total assets	$148,654		$142,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,921		$1,773
Accrued interest, property taxes and other	1,009		3,015
Current portion of borrowings outstanding	434		434
Total current liabilities	3,364		5,222
Long-term debt	55,325	[b]	47,105
Other liabilities	4,771	[c]	3,282
Stockholders' equity	85,194		86,821
Total liabilities and stockholders' equity	$148,654		$142,430

a.

Includes 68 acres of land in Plano, Texas (Deerfield), which was acquired in January 2004 for $7.0 million.

b.

Includes borrowings of $4.1 million from the Deerfield loan and $1.2 million from the Calera Court project loan during the first quarter of 2004.

c.

Includes $1.4 million non-refundable option deposit related to the Deerfield property.

STRATUS PROPERTIES INC.

 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net loss	$(1,805)	$(340)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	345	317
Cost of real estate sold	718	319
Stock-based compensation	42	30
Long-term notes receivable and other	(119)	190
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	730	330
Accounts payable, accrued liabilities and other	(369)[a]	(1,776)
Net cash used in operating activities	(458)	(930)

Cash flow from investing activities:
Purchase of real estate and facilities, net of municipal utility district reimbursements	(9,811)[b]	(3,106)
Net cash used in investing activities	(9,811)	(3,106)

Cash flow from financing activities:
Borrowings from revolving credit facility, net	2,412	6,123
Borrowings from Calera Court project loan	1,223	-
Borrowings from Deerfield loan	4,081	-
Borrowings from (repayments of) 7500 Rialto project loan	548	(1,389)
Payments on 7000 West project loan	(44)	(587)
Proceeds from exercise of stock options, net	136	4
Net cash provided by financing activities	8,356	4,151
Net increase (decrease) in cash and cash equivalents	(1,913)	115
Cash and cash equivalents at beginning of year	3,413	1,361
Cash and cash equivalents at end of period	1,500	1,476
Less cash restricted as to use	(204)	(760)
Unrestricted cash and cash equivalents at end of period	$1,296	$716

a.

Includes $1.4 million non-refundable option deposit related to the Deerfield property.

b.

Includes $7.0 million for the acquisition of the Deerfield property.